Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	Investor Relations:
Stephen Ross	Ron Both
Chief Financial Officer	Managing Director
Remedent, Inc.	Liolios Group, Inc.
Tel (310) 922-5685	Tel (949) 574-3860
stephenr@remedent.com	info@liolios.com

Remedent Introduces GlamStrip, a Revolutionary New Device for
Applying GlamSmile Dental Veneers

Den-Mat Holdings Expands Distribution With Remedent to Include GlamStrip

DEURLE, BELGIUM and LOS ANGELES, CA — August 14, 2009 — Remedent, Inc. (OTCBB: REMI), an international company specializing in the research, development, and manufacturing of oral care and cosmetic dentistry products, has introduced GlamStrip™, a proprietary, patent-pending device for the swift and easy placement of the company’s world renowned GlamSmile dental veneers.

GlamStip represents an evolutionary alternative to the company’s original tray technology by allowing for easier and more accurate placement of less than a full set of dental veneers. The original tray is marketed worldwide by Remedent and its major distributors and marketing partners, including GlamSmile Australia and GlamSmile China. In the United States, Den-Mat Holdings LLC, the world’s largest producer and distributor of dental veneers, markets the tray under the Lumitray brand for placing Remedent-designed veneers.

The ultra-thin GlamStrip virtually eliminates all placement guesswork and insures the highest quality placement in one singular motion. This makes the new strip ideally suited for placing as few as two veneers at a time, which can expand the usefulness and potential application of Remedent’s GlamSmile dental veneers. The new technology also makes it less costly to deliver a veneer application kit to the dentist.

Remedent and Den-Mat have revised their distribution agreement to provide Den-Mat with an option to manufacture and distribute GlamStip and make it available to more than 10,000 U.S. dentists in Den-Mat’s network. Upon exercise of its option, Den-Mat will commit to certain minimum purchase requirements of GlamSmile veneer-loaded LumiTrays or GlamStrips annually with combined volume and pricing requirements similar to their previous agreement with Remedent. (The brand name Den-Mat will use for the strip in the U.S. has yet to be determined.)

"The revolutionary features and benefits GlamStrip offers both dentists and consumers maintains our leadership as the most innovative provider of professional dental solutions," said Guy De Vreese, CEO of Remedent. "About 60% of dentists currently offer veneers, and we believe the advantages of this new device will expand the market for this procedure. In this current economy, consumers are looking to less expensive alternatives, while dentists want to attract more business and improve their bottom line. Dentists also appreciate new technologies that make their jobs easier. GlamStrip promises all this and more."

Steve Ziskind, the CEO of Den-Mat, added: “We found it amazing how well the new strip performs for seating individual veneers in smaller groups of two to three, and can see how this has the potential to dramatically expand the market potential of our approach to applying dental veneers. We expect this new technology, which takes virtually no training, to be enthusiastically adopted by our network of LUMINEER dentists and build upon the success of our LumiTray system.”

The GlamSmile dental veneer system represents a major advancement in cosmetic dentistry by creating perfect, easy-to-apply dental veneers. First proven in Europe and debuting in the United States in the fall of 2007, GlamSmile revolutionizes the traditional one-at-a-time, trial-and-error method of applying dental veneers. Along with economic benefits for both patients and dentists, the new technology addresses an expanding multi-billion global market for dental veneers, while promising to change the way cosmetic dentistry is practiced today.

GlamSmile is very different than traditional methods of creating and applying veneers. The GlamSmile method requires no painful reshaping of teeth or temporary placements like the traditional methods. This unique feature plus other elements of the design results in less mouth trauma and fewer office visits to complete.

Similar to Remedent’s recently introduced FirstFit technology for bridges and crowns (which will also be marketed in the U.S. by Den-Mat), the GlamSmile system involves a simple process made possible by Remedent’s proprietary computerized dental laboratory workstation.

To create a new set of veneers, the dentist simply makes a standard dental impression of the patient’s teeth, which means no investment in specialized equipment or training is required by the dentist. All production is done offsite by highly trained dental technicians at an authorized Remedent facility.

The dentist simply ships a single patient dental impression to a regional Remedent dental laboratory where it is digitally scanned into Remedent’s proprietary CAD/CAM 3D modeling program. This state-of-the-art computerized system replaces the traditional, hand-crafted wax model methods, and allows technicians to work faster and more intuitively to produce dental veneers with exceptional quality and precision, as well as exceptional thinness.

Traditional veneers, which are created entirely by hand, are thicker, and therefore typically require 0.8 mm to 2.0 mm of healthy tooth structure to be removed before taking a second impression required for the dental lab. Otherwise, the veneers will extend the lips of the patient and create a full mouth or horse-like appearance. However, with the contact lens-thin GlamSmile veneer, no sensitive tooth enamel is removed and only about 0.3 mm is added to the surface of the tooth. This makes the GlamSmile process virtually painless and less time consuming, and reduces a number of risks, like potential infections or human error. This also means only one dental impression is required with GlamSmile, and the exceptional thinness results in a better overall appearance.

Once the GlamSmile veneers have been produced and adhered to the custom-formed polymer-based tray or strip device by the lab technician, a complete turn-key installation kit is returned to the dentist. The kit virtually eliminates all placement guesswork and insures the highest quality placement in one singular motion. Since all the veneers are applied at once, rather than painstakingly placed one-at-a-time, a dentist can expertly seat a full set of 10 ultra-thin custom GlamSmile veneers with the tray device in less than an hour, as compared to more than nine hours with traditional methods. The strip device makes quick and accurate work when just one or two veneers are needed to be applied.

For the dentist, the reduction in patient hours and more precise placement translates into higher revenues per chair hour, fewer complications, and better results for their patients. And at as little as one-third the cost of traditional veneers, GlamSmile attracts more business to the dentist.

Developed by the company’s dental research laboratories in Deurle, Belgium, Remedent plans to offer the new GlamStrip on a worldwide basis, directly and through exclusive distributors, beginning in the fall of 2009. For more information, visit www.remedent.com.

About Den-Mat Holdings, LLC

California-based Den-Mat Holdings, LLC is a leading manufacturer and marketer of advanced cosmetic and restorative dental products and laboratory services that allow a dentist to preserve, restore and enhance their patient's teeth typically without the requirement for anesthesia, extensive cutting, drilling and tooth removal. This revolutionary type of dentistry not only focuses on superior esthetic results, but on patient comfort and convenience as well. Den-Mat's revolutionary LUMINEERS® BY CERINATE® are porcelain veneers that offer a painless way to a permanently whiter and perfectly aligned smile. LUMINEERS are the only porcelain laminates that are strong, reversible, and have a proven record of over 20 years of clinical success. The dentist applies these contact lens-thin veneers to teeth without the need for the shaving and grinding down of sensitive tooth structure that is common with traditional veneers. Den-Mat is a unit of DLJ Merchant Banking Partners, a private equity investment affiliate of Credit Suisse. For additional information, visit www.denmat.com.

About Credit Suisse

As one of the world's leading banks, Credit Suisse provides its clients with investment banking, private banking and asset management services worldwide. Credit Suisse offers advisory services, comprehensive solutions and innovative products to companies, institutional clients and high-net worth private clients globally, as well as retail clients in Switzerland. Credit Suisse is active in over 50 countries and employs approximately 40,000 people. Credit Suisse's parent company, Credit Suisse Group, is a leading global financial services company headquartered in Zurich. Credit Suisse Group's registered shares (CSGN) are listed in Switzerland and, in the form of American Depositary Shares (CS), in New York. Further information about Credit Suisse can be found at www.creditsuisse.com.

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves the professional dental industry with breakthrough technology for dental veneers, bridges and crowns which are recognized worldwide for their technological superiority and ease-of-application. These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to www.remedent.com.

Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," “projects,” “project,” to be uncertain and forward-looking. Actual results could differ materially because of factors because of such risks and uncertainties. For further information regarding risks and uncertainties associated with company’s business, please refer to the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

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